EXHIBIT 23.2

CONSENT OF PANNELL KERR FORSTER, INDEPENDENT CHARTERED ACCOUNTANTS

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-118667) and related Prospectus of drugstore.com, inc. for the registration of 6,830,590 shares of its common stock and to the incorporation by reference therein of our report dated February 10, 2003, with respect to the consolidated financial statements of International Vision Direct Corp. as of December 31, 2002 and 2001 and for the years then ended, included in drugstore.com, inc.’s Current Report on Form 8-K/A filed February 20, 2004 and amended October 8, 2004, filed with the Securities and Exchange Commission.

/s/    PANNELL KERR FORSTER

Vancouver, Canada

October 8, 2004